September 24, 2014
Filed pursuant to Rule 433
Registration Statement No. 333-197912

Fly Leasing Limited

6.750% SENIOR NOTES DUE 2020

6.375% SENIOR NOTES DUE 2021

Issuer:	Fly Leasing Limited
Issue:

6.750% Senior Notes due 2020 (“2020 Notes”). The 2020 Notes are being offered as additional notes under an indenture pursuant to which the Issuer issued $300,000,000 aggregate principal amount of 6.750% Senior Notes due 2020 on December 11, 2013 (the “Existing 2020 Notes”). The 2020 Notes and the Existing 2020 Notes will be treated as a single class of securities under the applicable indenture.

6.375% Senior Notes due 2021 (“2021 Notes”).

Anticipated Ratings (Moody’s/S&P/Kroll):	2020 Notes: B2 / BB / BBB- 2021 Notes: B2 / BB / BBB-
Principal Amount:	2020 Notes: $75,000,000 2021 Notes: $325,000,000
Trade Date:	September 24, 2014
Settlement Date:	October 3, 2014 (T + 7)
Final Maturity:	2020 Notes: December 15, 2020 2021 Notes: October 15, 2021
Interest Payment Dates:	2020 Notes: Semi-annually on June 15 and December 15, commencing on December 15, 2014 2021 Notes: Semi-annually on April 15 and October 15, commencing on April 15, 2015
Record Dates:	2020 Notes: June 1 and December 1 2021 Notes: April 1 and October 1
Yield to Maturity:	2020 Notes: 5.824% 2021 Notes: 6.375%

Coupon:	2020 Notes: 6.750% 2021 Notes: 6.375%
Public Offering Price:	2020 Notes: 104.750% of principal amount, plus accrued interest from June 15, 2014 2021 Notes: 100.000% of principal amount
Gross Proceeds:	$403,562,500
Day Count Convention:	30/360

Optional Redemption:	2020 Notes: Make-whole call at a discount rate of UST+50 basis points at any time prior to December 15, 2016. Callable thereafter at the following prices:
On or after	Price
December 15, 2016	105.063%
December 15, 2017	103.375%
December 15, 2018	101.688%
December 15, 2019	100.000%
2021 Notes:
Make-whole call at a discount rate of UST+50 basis points at any time prior to October 15, 2017. Callable thereafter at the following prices:
On or after	Price
October 15, 2017	104.781%
October 15, 2018	103.188%
October 15, 2019	101.594%
October 15, 2020	100.000%
Equity Clawback:	2020 Notes: Up to 35% at 106.750% (prior to December 15, 2016) 2021 Notes: Up to 35% at 106.375% (prior to October 15, 2017)
Change of Control Offer:	101%
Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	2020 Notes: 34407D AA7 / US34407DAA72 2021 Notes: 34407D AB5 / US34407DAB55

Joint Book-Running Managers:	Jefferies LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. RBC Capital Markets, LLC
Co-Managers:	BNP Paribas Securities Corp. Nomura Securities International, Inc. Cowen and Company, LLC

 Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jefferies LLC at (888) 708-5831, Citigroup Global Markets Inc. at (800) 831-9146, Deutsche Bank Securities Inc. at (800) 503-4611 or RBC Capital Markets, LLC at (877) 280-1299.

 Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.